Exhibit (23.2)

Note Regarding Consent of Arthur Andersen LLP

        Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), has included in its Annual Report on Form 10-K for the fiscal year ended October 3, 2003 (the “Annual Report”) its consolidated financial statements for the year ended September 28, 2001 (the “2001 Financial Statements”), in reliance on the report of Arthur Andersen LLP (“Andersen”), independent public accountants, respecting the 2001 Financial Statements, which was given on the authority of Andersen as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of their report for the 2001 Financial Statements into the Company’s previously filed registration statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Registration Nos. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899, 33-59325, 33-61285, 333-88089, 333-88091, 333-84480, 333-84414 and 333-107354, pertaining to various employee benefit programs of the Company (the “Registration Statements”). We have not filed Andersen’s consent with the Annual Report in reliance on Rule 437a under the Securities Act. Andersen’s failure to deliver its consent may limit recovery by purchasers of securities under the Registration Statements on certain claims. In particular, and without limitation, Andersen’s failure to deliver its consent limits the ability of a purchaser of securities under the Registration Statements to sue Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the 2001 Financial Statements or any omissions of a material fact required to be stated in the 2001 Financial Statements.